Exhibit 10.1.1

FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT

This FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT, dated as of January 3, 2014 (this “Agreement”), is entered into by and among Malibu Boats, LLC, a Delaware limited liability company (the “Borrower”), Malibu Boats Holdings, LLC, a Delaware limited liability company (the “Parent”), certain Subsidiaries of the Parent as guarantors (the “Guarantors”), the several banks and other financial institutions and lenders party thereto (the “Lenders”), and SunTrust Bank, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

A. The Loan Parties, the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent have entered into that certain Credit Agreement dated as of July 16, 2013 (as amended or otherwise modified from time to time, the “Credit Agreement”).

B. The Borrower has requested that the Lenders consent to a one-time distribution to the shareholders of the Parent in an amount not to exceed $5,000,000 (the “Pre-IPO Distribution”).

C. The Borrower has also requested that the Administrative Agent and the Lenders agree to amend certain provisions of the Credit Agreement.

D. The Administrative Agent and the Required Lenders have agreed to do so, subject to the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consent. Subject to the other terms and conditions of this Agreement, the Lenders hereby agree that the Loan Parties shall be permitted to make the Pre-IPO Distribution, payable with cash on hand, on or prior to January 31, 2014, notwithstanding that such distribution is not permitted by Section 7.5 of the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) The definition of “Change in Control” in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Change in Control” shall mean the occurrence of any of the following events:

(i) at any time prior to an Initial Public Offering, (a) the Sponsors shall cease to own legally or beneficially, directly or indirectly, at least 51% of the voting Capital Stock of the Parent, (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals who are Continuing Directors, (c) the Parent shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of the Borrower or (d) 100% of the voting Capital Stock of any Loan Party (excluding the Parent) ceases to be owned legally and beneficially, directly or indirectly, by another Loan Party, except for any Investment in a Loan Party pursuant to Section 7.4(o) hereof; or

(ii) at any time after an Initial Public Offering, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Sponsor and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body or (iii) whose election, appointment or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial appointment or nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), (c) the Parent shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of the Borrower or (d) 100% of the voting Capital Stock of any Loan Party (excluding the Parent) ceases to be owned legally and beneficially, directly or indirectly, by another Loan Party, except for any Investment in a Loan Party pursuant to Section 7.4(o) hereof.

(b) The definition of “Consolidated Fixed Charge Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Consolidated Fixed Charge Coverage Ratio” shall mean, for the Borrower and all Loan Parties on a consolidated basis, as of any date, the ratio of (a) Consolidated EBITDA minus (i) Unfinanced Cash Capital Expenditures minus (ii) cash income Taxes (to the extent added back to Consolidated EBITDA), minus (iii) cash dividends and distributions by Parent (other than (x) the Closing Date Dividend, (y) the tax distributions, dividends and other payments paid to the members of the Parent in connection with the Existing Credit Agreement and (z) after an Initial Public Offering has occurred, the Pre-IPO Distribution) minus (iv) the annual management fee permitted pursuant to Section 7.5(f)(i) and paid in cash during such period plus (v) so long as there are no Revolving Loans outstanding on the date of an Initial Public Offering, the termination fee permitted pursuant to Section 7.5(f)(ii) and paid in cash during such period to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

(c) The definition of “Permitted Tax Distributions in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Permitted Tax Distributions” shall mean (a) tax distributions by a Loan Party (so long as such Loan Party is treated as a pass through or disregarded entity) to its members (“Tax Distributions”) paid quarterly in arrears based on such Loan Party’s good faith estimate of a member’s cumulative, allocated taxable income for a taxable year and the Presumed Tax Rate. Such Tax Distributions from any Loan Party for any taxable year shall not exceed the product of (1) the sum of all Loan Parties taxable income or gain for such taxable year less all items of deduction, loss and the loss equivalent of tax credits for such taxable year, an amount that shall be equal to the Parent’s aggregate “taxable income” (within the meaning of Section 63 of the Code) and (2) the Presumed Tax Rate for such taxable year; provided that for each taxable year subsequent to the Closing Date the Loan Parties shall make a final accounting for Tax Distributions for each taxable year after actual taxable income allocable from the Loan Parties for such taxable year has been determined, and (i) any shortfall in the amount of Tax Distributions the members received for such taxable year based on such final determination may be distributed to such members, and (ii) any excess in the amount of Tax Distributions made for such taxable year shall be applied to reduce the amount of Tax Distributions to be made for the subsequent taxable year (and, to the extent not covered thereby, for taxable years thereafter) to the full extent thereof and (b) in the event of an Initial Public Offering, (i) Tax Distributions described in clause (a) above; taking into account, for the avoidance of doubt, the effect of any tax basis adjustment under Sections 734 or 743 of the Code and any other tax benefit accruing to the resulting public company (“PubCo”) as a result of payments made pursuant to the Tax Receivables Agreement for such taxable year, (ii) additional distributions by Borrower to Parent and by Parent to PubCo sufficient for PubCo to satisfy its obligation to make tax benefit payments pursuant to the Tax Receivables Agreement and (iii) any tax distributions or tax benefit payments permitted to be made by the Parent to its respective shareholders pursuant to that certain draft Amended and Restated Operating Agreement delivered by the Borrower to the Administrative Agent and attached hereto as Exhibit 7.12, with such changes that could not reasonably be expected to have a Material Adverse Effect.

(d) The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Initial Public Offering” shall mean underwritten primary public offering of the common stock of Malibu Boats, Inc. (a) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering) and (b) resulting in gross proceeds of at least $75,000,000.

“Pre-IPO Distribution” shall mean a one-time cash distribution to the shareholders of the Parent in an amount not to exceed $5,000,000.

“PubCo” means the public company resulting from any Initial Public Offering.

“Tax Receivables Agreement” shall mean that certain Tax Receivables Agreement in form and substance similar to the draft Tax Receivables Agreement delivered by the Borrower to the Administrative Agent and attached hereto as Exhibit 1.1, with such changes that could not reasonably be expected to have a Material Adverse Effect.

(e) Section 7.5(f) of the Credit Agreement is hereby amended and restated to read as follows:

“(f) (i) payments to the members of the Parent pursuant to the Management Agreement in an aggregate amount not to exceed $750,000 in any Fiscal Year, and (ii) if an Initial Public Offering has occurred, payment of the termination fee under the Management Agreement;

(f) Section 7.7 of the Credit Agreement is hereby amended to add the following subsection (e) at the end of such section:

“(e) at any time after an Initial Public Offering, the Loan Parties may pay the expenses of PubCo, as set forth in the Parent’s amended operating agreement (the form of which is attached as Exhibit 7.12 hereto).”

(g) Section 7.12 of the Credit Agreement is hereby amended to add the following proviso at the end of such section:

“provided, that, in the event of an Initial Public Offering, the Parent may be permitted to amend its operating agreement and other organizational documents in form and substance similar to that draft operating agreement that has been delivered by the Borrower to the Administrative Agent and is attached hereto as Exhibit 7.12, with such changes as could not reasonably be expected to have a Material Adverse Effect”

3. Effectiveness. This Agreement shall become effective upon satisfaction of the following conditions precedent:

(a) receipt by the Administrative Agent of counterparts of this Agreement executed by the Loan Parties, the Required Lenders and the Administrative Agent; and

(b) receipt by the Administrative Agent of (i) a fee equal to 5 basis points (.05%) on the aggregate Commitment of each Lender that executes this Agreement, payable to the Administrative Agent for the account of each such Lender and (ii) all other fees and expenses due and owing in connection with this Agreement.

4. Incorporation of Agreement. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents.

5. Representations of the Loan Parties. Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders as follows:

(a) No Default or Event of Default exists under the Loan Documents on and as of the date hereof.

(b) It has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other documents delivered by it in connection herewith.

(c) This Agreement and each other document delivered by it in connection herewith has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement other than the Second Lien Lenders.

(e) The execution and delivery of this Agreement or any other document delivered by it in connection herewith does not (i) violate, contravene or conflict with any provision of its organizational documents or (ii) violate, contravene or conflict with any material Requirement of Law applicable to it or any of its Subsidiaries.

(f) After giving effect to this Agreement, the representations and warranties of the Loan Parties contained in the Loan Documents are true, accurate and complete in all materials respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date.

6. Loan Party Reaffirmation. Each Loan Party hereby (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents to which it is a party and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

7. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

8. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Agreement.

9. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, consent to service of process and waiver of jury trial provisions set forth in Sections 11.5 and 11.6 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

10. Entirety. This Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

11. Expenses. Upon demand therefor, the Loan Parties shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including without limitation the reasonable fees and out-of-pocket expenses of counsel) in connection with or related to the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby.

12. Miscellaneous

(a) This Agreement shall be binding on and shall inure to the benefit of the Loan Parties, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective successors and permitted assigns. It is the intent of the undersigned Lenders that any third party acquiring any such Lender’s rights and obligations under the Credit Agreement shall, with respect to such Lender’s portion of the Loan, be subject to, and bound by, the terms and conditions of this Agreement. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

(b) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(c) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d) Except as otherwise expressly provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Loan Documents, the provision contained in this Agreement shall govern and control.

(e) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by telecopy or other electronic means shall be effective as an original.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	MALIBU BOATS, LLC, as the Borrower

	By:	/s/ Wayne Wilson
	Name:	Wayne Wilson
	Title:	CFO

PARENT:	MALIBU BOATS HOLDINGS, LLC, as the Parent and a Guarantor

	By:	/s/ Paras Mehta
	Name:	Paras Mehta
	Title:	Secretary

GUARANTORS:	MALIBU BOATS DOMESTIC INTERNATIONAL SALES CORP.

	By:	/s/ Wayne Wilson
	Name:	Wayne Wilson
	Title:	Secretary

ADMINISTRATIVE AGENT:	SUNTRUST BANK, as Administrative Agent, Issuing Bank and Swingline Lender and as a Lender

	By:	/s/ Julian Collier
	Name:	Julian Collier
	Title:	Director

MALIBU BOATS, LLC

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:	UNION BANK, N.A., as a Lender

/s/ Michael Ball
Name: Michael Ball
Title: Vice President

MALIBU BOATS, LLC

FIRST AMENDMENT TO CREDIT AGREEMENT

EXHIBIT 1.1

EXHIBIT 7.12